EXHIBIT 99.1 – PRESS RELEASE
5711 S 86TH CIRCLE • PO BOX 27347 • Omaha NE 68127-0347
Executive Office: (402) 596-8900 • Fax (402) 596-8902
Internet: www.infoUSA.com
FOR IMMEDIATE RELEASE
January 23, 2006
CONTACT:
VIN GUPTA – CHAIRMAN & CHIEF EXECUTIVE OFFICER
Phone: (402) 596-8900
RAJ DAS – CHIEF FINANCIAL OFFICER
Phone: (402) 596-8900
LAUREL GUPTA – DIRECTOR, INVESTOR RELATIONS
Phone: (402) 596-8900
infoUSA Reports Record Revenue for Fourth Quarter and FY2005, also Declares 23¢ Dividend for 2006
•	FY 2005 GAAP Revenue of $383.2 Million, up 11% from last year
•	FY 2005 EBITDA of $91.9 Million, a 4% margin improvement over 2004
•	FY 2005 GAAP EPS of 58 cents, up 76% from last year
(OMAHA, NE) — infoUSA® (Nasdaq: IUSA). The following table presents the financial results, key financial highlights of the company’s operations, and selected balance sheet items for the fourth quarter and full fiscal year of 2005 ending on December 31, 2005.

	4th Quarter		4th Quarter		Fiscal Year		Fiscal Year
(amounts in thousands, except per share amounts)	2004		2005		2004		2005
Net sales	$90,082		$98,791		$344,859		$383,158

EBITDA (see table on income statement)	18,452		23,020		67,919		91,923
Operating income	11,288		15,670		41,329		58,263
Net income	4,708		8,004		17,838		31,507
Basic Earnings per Share	9	cents	15	cents	34	cents	59	cents
Diluted earnings per share	9	cents	15	cents	33	cents	58	cents

Total debt	196,226		148,006		196,226		148,006
Capital expenditures (see table)	1,342		3,237		6,957		11,478
Cash flow from operations	27,165		40,502		72,956		86,680

RESULTS OF OPERATIONS
Vin Gupta, Chairman and CEO, commented, “2005 was one of the most successful and exciting years in the history of infoUSA. We had record 4th quarter and full year 2005 revenue. We made progress on all fronts. The following are highlights of our accomplishments:
•	We continued to improve the content and accuracy of our databases. We offer more proprietary databases than any other company and believe that our databases lead the industry in quality and comprehensiveness. Our 4 million users will attest to that.
•	We are in the process of adding more content, such as detailed business descriptions, more executives, hours of operation, credit cards accepted, URL address and other information. Our introduction of a database facility in India will help us accomplish that objective.
•	Our international business and executive database is the finest in the business. Our subsidiary, OneSource, has the industry’s most extensive global business database, and we plan to make it even richer and more comprehensive by adding more content even on the smallest country.
•	We invested heavily in migrating our datacenter from an outsourced mainframe to an in-house data center. As a result, all of our subsidiaries can share the same data center at much lower cost. In the long run, it will increase our efficiency and productivity along with providing significant cost savings.
•	During 2005, we acquired @Once, a leading e-mail technology company. The combination of Yesmail, @Once and ClickAction, makes infoUSA one of the leading e-mail technology companies in the industry with revenue in excess of $22 million. We also acquired Millard Group, a leading list brokerage and management company based in New Hampshire.
•	Migrating our one-time list customers to subscription plans is moving ahead at full steam. We signed over 5,500 subscribers during the 4th quarter, and have experienced an extremely low cancellation rate.
•	We are increasing our investment in merchandising, advertising and branding. In 2005, the limited amount of money we spent on television, radio and other mass media proved very effective. Going forward, we plan to invest more money on mass media advertising such as television, radio, search word advertising, tradeshows, banner advertising and other alternative media.
•	Our SalesGenie.com and SalesLeadsUSA.com sites are fast becoming sales and marketing portals offering complete “Sales Support Services” for salespeople, entrepreneurs, and business executives. SalesGenie.com will serve the same purpose for sales people as the Bloomberg® Terminal does for financial analysts and SalesForce.com® does for Customer Relationship management.

Most impressive, is that despite making all of these investments in our databases, product development, technology, and marketing expenses in 2005, we achieved a high level of profitability. Our 2005 EBITDA was 23% of revenue and our EPS was $0.58 per share. Going forward, we plan to grow internal revenue and increase our earnings by building our subscription/recurring revenue while carefully managing our expenses. I am confident that 2006 will be an even stronger year than 2005 for our company.”
FINANCIAL HIGHLIGHTS
Gupta continued, “During the fourth quarter 2005, revenue was $98.8 million vs. $90.1 million for the same period in 2004, an increase of 10%. For the fiscal year 2005, revenue was $383.2 million, an increase of 11% over 2004 revenue of $344.9 million. “
Gupta added, “Our fourth quarter reported EBITDA was $23.0 million or 23% of revenue. Our full year reported EBITDA was $91.9 million or 24% of revenue.”
Gupta continued, “Cash flow from operations for fourth quarter was $40.5 million. Cash flow from operations during the fourth quarter was impacted positively by a special payment of $24 million from our largest customer, First Data Corporation, as described below. Cash flow from operations for fiscal 2005 was $86.7 million.”
Gupta concluded, “Our EPS for fourth quarter was $0.15 cents. Our EPS for fiscal 2005 was $0.58 per share.”
Gupta added, “We were pleased with the performance of our subscription products during fiscal 2005. By converting our small business customers to subscription and signing on a new class of customers to SalesGenie.com, we are creating a recurring revenue stream. This conversion to subscriptions will continue to be our key focus and growth strategy for the foreseeable future.”
Gupta concluded, “We continue to maintain our sales pipeline, as evidenced by our deferred revenue of $86.1 million on the balance sheet as of December 31, 2005. In addition, we had an incremental $52.4 million of future billings at the end of fiscal 2005, which represent future invoicing to our customers with signed contracts. Deferred revenue at the end of fiscal 2005 was impacted positively by a special payment of $24 million from our largest customer, First Data Corporation, as described below.”
The company paid down a total of $30.5 million of principal under its various debt obligations in the fourth quarter of 2005. Of this amount, approximately $6.5 million represents scheduled principal payments and $24 million represents prepayment of principal.
The special prepayment of $24 million was received in connection with the early termination of a database license agreement between the company and First Data Corporation. The license agreement, which had an original term of 9 years ending in 2008, was terminated as of December 31, 2005 by mutual agreement of the parties. As disclosed in earlier press releases, the company entered into a new license agreement with First Data and will continue to provide database and related services.
2006 Dividend
infoUSA’s Board of Directors has declared a cash dividend of 23 cents per common share. The dividend is payable February 21st, 2006, to shareholders of record on February 6th, 2006. As of December 31, 2005, the end of the company’s fiscal year, the company had 53,747,256 shares outstanding.
GUIDANCE FOR 2006
infoUSA is providing the following guidance for fiscal year 2006. The following are computed on a GAAP basis:
•	2006 Revenue Guidance: $410 million to $420 million

•	2006 EBITDA Guidance: $99 to $105 million

•	2006 EPS Guidance: $0.75 to $0.85 per share
The company’s forward looking guidance involves potential risks and uncertainties, including, without limitation, those described in the “About infoUSA” section of this press release, which could cause the actual results to differ materially from those stated above or implied by the forward looking guidance.
OPERATING HIGHLIGHTS
Donnelley Group
For the fourth quarter of 2005, revenue for the Donnelley Group was $63.8 million vs. $56.1 million for the same period last year. Fiscal year 2005 revenue for the Donnelley Group grew 22% to $240.3 million from $196.5 million the prior year. Most of the revenue growth was due to the acquisition of the Millard Group and @Once.
The Donnelley Group consists of five operating groups: Donnelley Marketing, Yesmail, Catalog Vision, OneSource and the List Brokerage and List Management division, consisting of Walter Karl, Edith Roman and Millard.
Donnelley Marketing
Despite the decrease in revenue in 2005 over 2004, Donnelley Marketing experienced a particularly strong fourth quarter under new management, signing several new customers for its premium MarketZone product line. The division was also successful in cross-selling across multiple product lines combining data, data processing, email and analytics.
During 2005, the company invested in technology to enhance its web-based products, including “infoConnect” and “ScoreConnect”, allowing customers to perform real time analytics across their databases. Donnelley also introduced “MarketGenie”, a moderately priced brand extension of “MarketZone” created for mid-sized customers. For 2006, under the leadership of Ed Mallin and Pete Giraldi, the company intends to focus on adding new customers and exploring new vertical markets such as gaming, hospitality, insurance industry, etc.
Catalog Vision
Catalog Vision is Donnelley Group’s Data Processing and Database Marketing division dedicated to the catalog industry. This division had an outstanding fiscal year 2005, experiencing 10% organic revenue growth. Catalog Vision successfully integrated Triplex Marketing, the company’s non-profit vertical market group, during 2005. This division is based in Marshfield, Wisconsin.
Yesmail
Yesmail recorded a strong fourth quarter, as well as fiscal year 2005, as email marketing is becoming a bigger part of corporate advertising and media spending. The company also successfully integrated the acquisition of @Once. For 2006, Yesmail intends to continue to grow its customer base via its expanded salesforce and leading technology platform.
OneSource
In its first full year as an infoUSA company, OneSource had a slight decline in revenue, but gained over 300 new customers and experienced a 6% increase in bookings, while achieving an 85% customer retention rate. The company expanded its salesforce in Singapore, Hong Kong, India, and Germany, and plans to grow its international presence. The company expects that infoUSA’s recent opening of a database center in India will result in the further enrichment of its global executive and business database. OneSource is also targeting mid size businesses by offering a lower price product to fit their budget and offering multiple user discounts. Under the leadership of Phil Garlick, Colleen Honan, and Paul Brown, OneSource is poised for growth in 2006.
List Brokerage and List Management
With the acquisition of the Millard Group in November 2005, infoUSA’s list brokerage/list management division has become the largest in the industry. Millard’s “blue chip” client base will present significant cross-selling opportunities for the entire range of infoUSA proprietary databases and services, as it has for Walter Karl and Edith Roman. For 2006, the division expects to continue to acquire new customers via cross-selling, aggressive advertising and marketing and new product introduction.
infoUSA Group (Small Business Group)
For the fourth quarter of 2005, revenue from the infoUSA Group, the company’s Small Business group, was $35.0 million vs. $34.0 million for the same period last year. Subscription revenue, which includes SalesGenie.com, SalesLeadsUSA.com and Credit.net led to growth in this division. The company attributes this growth to successful advertising and marketing campaigns, including email, print, TV, radio, direct mail, search word advertising, and outbound telemarketing. The company plans to continue to aggressively advertise its subscription products in this manner as well as to offer valuable product enhancements. Planned product enhancements for SalesGenie.com include Customer Analyzer, Enhanced Contact Manager, unlimited Business Credit reports, and better search for executives, professionals, and businesses, Creative Print and Mail and Express Mailing List Downloads. Forthcoming Credit.net product enhancements include UCC Filings, Secretary of State information, Yellow Page advertising spending, Annual Reports and

Rating/Opinion Boards for payment history.
The Group’s infoUSA Stores division currently has 14 locations and plans to open five more during the first half of 2006 and hire more account executives. Radio ads promoting SalesGenie.com have been performing well in the Chicago market and this division will continue rolling these out to selected markets nationwide over the next year. infoUSA Stores are focused on selling the company’s subscription products, SalesGenie.com, and the infoUSA group believes that additional mass media advertising will be beneficial in promoting these products.
The infoUSA Group’s Canadian division, infoCanada, continued to grow its revenue in 2005 and will be introducing a dedicated subscription product, SalesGenie.ca, to the Canadian market.
Polk City Directory and Hill-Donnelly City Directories also launched subscription-based websites in 2005, and are successfully transitioning the print customer base to an online subscription product, which includes unlimited sales leads and mailing labels.
The Small Business Group non-subscription vertical market businesses continued to flourish; in particular, the Reference USA division, which markets to public and university libraries, as well as the Government and Medical divisions. The Medical division, AMI (American Medical Information), sells the company’s in-depth physician and surgeons database to medical equipment and supply and pharmaceutical firms. Our Reseller Division has brought pricing discipline in the market place. By stabilizing our pricing and discount matrix, we can provide better quality service to end users.
Corporate Group
The Corporate Group continued to add valuable content while significantly reducing content distribution costs during fiscal year 2005. Additional business data content includes Private Company Profiles of the leading 110,000 private U.S. companies. These comprehensive and timely profiles are unmatched in the industry, and include a multi-paragraph company description, executive functions and biographies, corporate affiliations and linkages, and, where available, storefront photographs. The company has begun its Global Database initiative, creating similar company profiles for the top businesses worldwide.
Consumer database additions include a newly created proprietary Lifestyle and Hobby database containing the highest counts in the industry. Our expanded Lifestyle and Hobby contains many popular selections such as book/magazine readers, travel, health and cooking, apparel, sweepstakes, gardening, catalog buyers, crafts, pet owners, investment and finance, golf, gourmet food and wine, fishing, home decorating, dieting and weight loss, photography, boating, camping, and hunting.
In November, 2005, infoUSA announced that it was expanding its database operations in India in order to enhance its global business database. These enhanced content features, including detailed business descriptions and executive biographies, will enable end users to perform key word “Smart Searches” via infoUSA’s proprietary business search engine. Currently, business searches are limited to general yellow page information and SIC data. Under the new search, a customer will be able to find a painter who specializes in “Faux Finish” or a Chinese restaurant who specializes in “Dim Sum” and “Schezwan” cooking. infoUSA has also added additional content to its databases, such as hours of operation and credit cards accepted, which is highly sought after by customers.

In December, 2005, the company announced that it completed its migration from mainframe to in-house server technology in order to cut costs, increase efficiency and provide clients with faster, more flexible solutions. Going forward, the company expects operating costs to be reduced in excess of $5 million annually.
Expanded Advertising and Corporate Branding
It’s our intent to invest more in branding and advertising to promote SalesGenie.com. We have retained A. Eickhoff Company in Chicago to help us with 60 second and 120 second TV commercials. We also plan to run 30 second spots in the Chicago Metro area and expand radio advertising. We are using Agency.com in San Francisco to help us with banner advertising.
DIRECTOR RESIGNATION
On January 23, 2006, Dr. Charles W. Stryker resigned from the Board of Directors of infoUSA, effective immediately. Dr. Stryker indicated that his decision to resign was based on increased demands and potential conflicts with his consulting business in 2006. Dr. Stryker also resigned as a member of the Audit Committee of the Board of Directors.
CONFERENCE CALL
The company will host its fiscal 2005 conference call on January 24th, at 5 PM Eastern time. To access the conference call, please dial 866-825-3354, passcode 83980647, approximately 10 minutes prior to the start of the call. A replay of the call will be available from 7 PM Eastern time, January 24th, through midnight Eastern Time, January 31, 2006. The replay number is 888-286-8010, passcode 99686102. A live webcast of the conference call will be available at the company’s Investor Relations web site, http://ir.infousa.com.
About infoUSA
infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 3 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500. To know more about Sales Leads, click www.infousa.com. To get a 7-day free trial and 100 free sales leads, click www.salesgenie.com.
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.
(INCOME STATEMENT FOLLOWS)

infoUSA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

			FOR THE TWELVE
	FOR THE QUARTER ENDED		MONTHS ENDED
	December 31, 2004	December 31, 2005	December 31, 2004	December 31, 2005
	(unaudited)
Net sales	$90,082	$98,791	$344,859	$383,158
Costs and expenses:
Database and production costs	26,520	28,752	102,838	108,106
Selling, general and administrative	43,469	45,415	166,715	181,030
Depreciation and amortization of operating assets	3,665	2,827	14,062	12,818
Amortization of intangible assets	4,404	4,629	15,875	18,098
Non-cash stock compensation	184	0	779	(289)
Restructuring costs	552	1,498	2,940	4,047
Litigation settlement charge	0	0	0	731
Acquisition costs	0	0	321	354

	78,794	83,121	303,530	324,895

Operating income	11,288	15,670	41,329	58,263

Other income (expense):
Investment income (loss)	29	140	(190)	2,934
Other charges	(934)	(246)	(3,157)	(190)
Interest expense	(2,788)	(3,120)	(9,210)	(11,841)

Income before income taxes	7,595	12,444	28,772	49,166
Income taxes	2,887	4,440	10,934	17,659

Net income	$4,708	$8,004	$17,838	$31,507

BASIC & DILUTED EARNINGS PER SHARE:
Basic earnings per share	$0.09	$0.15	$0.34	$0.59

Diluted earnings per share	$0.09	$0.15	$0.33	$0.58

Basic weighted average shares outstanding	53,116	54,154	52,851	53,850

Diluted weighted average shares outstanding	53,979	54,163	53,564	54,040

     The following provides a reconciliation of net income to EBITDA:

	FOR THE QUARTER		FOR THE TWELVE
	ENDED		MONTHS ENDED
	December 31, 2004	December 31, 2005	December 31, 2004	December 31, 2005
Net income	$4,708	$8,004	$17,838	$31,507
Interest expense	2,788	3,120	9,210	11,841
Income taxes	2,887	4,440	10,934	17,659
Depreciation and amortization of operating assets	3,665	2,827	14,062	12,818
Amortization of intangible assets	4,404	4,629	15,875	18,098

EBITDA	$18,452	$23,020	$67,919	$91,923

     The following provides a schedule of Capital Expenditures:

	FOR THE QUARTER		FOR THE TWELVE
	ENDED		MONTHS ENDED
	December 31, 2004	December 31, 2005	December 31, 2004	December 31, 2005
Purchases of Property of Equipment	$649	$2,411	$4,370	$6,521
Software and Database Development Costs	693	826	2,587	4,957

Capital Expenditures	$1,342	$3,237	$6,957	$11,478

     The following provides a reconciliation of Cash Flow from Operations to Free Cash Flow:

	FOR THE QUARTER		FOR THE TWELVE
	ENDED		MONTHS ENDED
	December 31, 2004	December 31, 2005	December 31, 2004	December 31, 2005
Cash Flow from Operations	$27,165	$40,502	$72,956	$86,680
Less:
Capital Expenditures	(1,342)	(3,237)	(6,957)	(11,478)

Free Cash Flow	$25,823	$37,265	$65,999	$75,202

infoUSA INC. AND SUBSIDIARIES
Selected Balance Sheet Amounts
(In thousands, except per share amounts)
     The following table presents selected balance sheet account information as of December 31, 2005, compared to December 31, 2004.

	December 31,	December 31,
(amounts in thousands)	2004	2005
Assets
Cash and Cash Equivalents	$10,404	$792
Accounts Receivable	51,707	52,693
Accounts Receivable-List Brokerage	19,635	50,384
Deferred Marketing Costs	2,632	2,853
Property and Equipment, net	42,537	48,530
Intangible Assets, net	365,286	364,716

Liabilities
Accounts Payable	21,268	12,958
Accounts Payable-List Brokerage	15,427	44,019
Accrued Payroll Expenses	15,917	18,973
Accrued Expenses	7,028	6,955
Deferred Revenue	53,034	86,080
Total Debt	196,226	148,006